Exhibit 99.1

Extant Aerospace Announces Acquisition of Astronautics Corporation of America Electromechanical Indicator Product Line Assets and License of Intellectual Property
Melbourne, Florida, May 19, 2022 – Extant Aerospace (Extant), the leader in licensing, obsolescence management, and lifecycle sustainment services for aerospace avionics, electronics, and electromechanical products, announced today that it has completed the acquisition of all the assets and license of the technical data rights pertaining to the Electromechanical Indicator product line from the operations of Astronautics Corporation of America (Astronautics) in Oak Creek, Wisconsin for approximately $27 Million in cash.
The Electromechanical product line consists of the ADI (Attitude Direction Indicator), HSI (Horizontal Situational Indicator), and BDHI (Bearing Distance Heading Indicator). These indicators are mainly used in airborne defense platforms supporting the US Military and its partners. The product line consists of over 200 unique variants which come in 3”, 4”, and 5” display sizes.
“We are very pleased to add the Electromechanical Indicator product lines to our business portfolio and proud to have earned the confidence and trust of Astronautics’ management in Extant’s ability to sustain these systems into the future”, said Jim Gerwien-Moreta, Executive Director of Extant Aerospace.
“These products align very well with Extant’s core business focus and unique supporting infrastructure for the sustainment of complex electronic systems, and we will continue to produce and maintain the Electromechanical Indicator products with a high level of service and reliability for many years to come.”
About Extant Aerospace
Extant Aerospace (www.extantaerospace.com), a wholly-owned subsidiary of TransDigm Group Incorporated (NYSE:TDG), with headquarters in Melbourne, FL, specializes in supporting Original Equipment Manufacturers (OEMs) with product licensing, obsolescence management and reengineering, lifecycle sustainment, and counterfeit prevention services for aging, non-core electronics, avionics and electromechanical products used in various, military, business and general aviation, and commercial airline applications.
Extant’s programs and resources provide a high quality solution to the challenges that often accompany the continuing aftermarket support of these systems and components and enable OEMs to focus their resources on more current products and new product research and development. Extant is well positioned with both the technical expertise and capital resources needed to provide OEMs with immediate value for non-core assets, a timely and successful product line transition, and a continuing high level of aftermarket customer service and support.

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